BARBARA K. CEGAVSKE
Secretary of State

KIMBERLEY PERONDI
Deputy Secretary for Commercial Recordings

STATE OF NEVADA

OFFICE OF THE SECRETARY OF STATE

Commercial Recordings Division
202 N. Carson Street
Carson City, NV 89701
Telephone (775) 684-5708
Fax (775) 684-7138

North Las Vegas City Hall
2250 Las Vegas Blvd North, Suite 400
North Las Vegas, NV 89030
Telephone (702) 486-2880
Fax (702) 486-2888

Business Entity - Filing Acknowledgement

12/22/2021

Work Order Item Number:	W2021122200748-1793312
Filing Number:	20211973433
Filing Type:	Certificate of Designation
Filing Date/Time:	12/21/2021 4:46:00 PM
Filing Page(s):	11

Indexed Entity Information:

Entity ID: E0678862008-2 **Entity Name:** GOOD GAMING, INC.

Entity Status: Active **Expiration Date:** None

Commercial Registered Agent
RESIDENT AGENCY NATIONAL, INCORPORATED
4650 WEDEKIND RD STE 2, SPARKS, NV 89431 - 7722, USA

The attached document(s) were filed with the Nevada Secretary of State, Commercial Recording Division. The filing date and time have been affixed to each document, indicating the date and time of filing. A filing number is also affixed and can be used to reference this document in the future.

Respectfully,

Barbara K. Cegavske

BARBARA K. CEGAVSKE
Secretary of State

Filed in the Office of	Business Number E0678862008-2
Barbara K. Cegavske	Filing Number 20211973433
Secretary of State State Of Nevada	Filed On 12/21/2021 4:46:00 PM
	Number of Pages 11

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☒ **Certificate of Designation**

☐ **Certificate of Amendment to Designation - Before Issuance of Class or Series**

☐ **Certificate of Amendment to Designation - After Issuance of Class or Series**

☐ **Certificate of Withdrawal of Certificate of Designation**

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity Information:	Name of entity: Good Gaming, Inc. Entity or Nevada Business Identification Number (NVID): NV20081530337
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: 12/21/2021 Time: 4:00 PM EST (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing: Series E Convertible Preferred Stock
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing:
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. ☐ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* Certificate of Designations, Preferences and Rights of the Series E Convertible Preferred Stock of Good Gaming, Inc.
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X *David B. Dorwart* Signature of Officer Date: *12/21/21*

* Attach additional page(s) if necessary

This form must be accompanied by appropriate fees.

CERTIFICATE OF DESIGNATION OF

SERIES E CONVERTIBLE PREFERRED STOCK

GOOD GAMING, INC.

(PURSUANT TO THE NEVADA REVISED STATUTES)

Good Gaming, Inc., a corporation organized and existing under the laws of the State of Nevada (the **"Company"**), hereby certifies as of December 21, 2021 (the **"Filing Date"**) that the following resolution was duly adopted pursuant to a unanimous written consent of the board of directors of the Company (the **"Board"**), dated as of December __, 2021, pursuant to the Nevada Revised Statutes (the **"NRS"**):

RESOLVED, that pursuant to the authority vested in the Board by the Company's Second Amended and Restated Articles of Organization and in accordance with the NRS, the Board hereby sets forth the terms of the Series E Convertible Preferred Stock of the Company and hereby states the number of shares, and fixes the powers, designations, preferences and relative, participating, optional and other rights, and the qualifications, limitations and restrictions thereof, of such series of shares as follows:

1. Designation and Amount. The shares of such series shall be designated as **"Series E Convertible Preferred Stock"** (the **"Series E"**), and the number of shares constituting the Series E shall be 2,750,000. Such number of shares may be decreased by resolution of the Board adopted and filed pursuant to the NRS, Section 151(g), or any successor provision; *provided,* that no such decrease shall reduce the number of authorized shares of Series E to a number less than the number of shares then outstanding plfus the number of shares reserved for issuance upon the exercise of outstanding options, warrants, convertible or exchangeable securities or other rights to acquire shares of Series E.

2. Ranking. The Series E shall rank, as to the distribution of the assets upon liquidation, dissolution or winding up of the Company: (a) senior to the Common Stock and (b) senior to or equal with all other classes and series of the Company's preferred stock for an amount up to the liquidation value of $0.001 per share (the **"Per Share Liquidation Price"**).

3. Dividends.

a. The Series E is not entitled to any dividends except that in the event that the Board of Directors declares a dividend to any other class of stock, the holders of Series E are entitled to a dividend equal to what they would receive on an as converted to Common Stock basis.

b. No dividend shall be declared on any other series or class or classes of stock as to which the Series E ranks equal to or prior as to dividends or liquidation, including without limitation shares of Common Stock, in respect of any period, nor shall any shares of any such series or class be redeemed, purchased or otherwise acquired for any consideration (or any money to be paid into any sinking fund or otherwise set apart for the purchase of any such shares), unless there shall have been or contemporaneously are declared and paid on all shares of the Series E at the time outstanding all (whether or not earned or declared) accrued and unpaid dividends for all periods coinciding with or ending before such dividend, redemption, purchase, acquisition or payment. Preferred Dividends shall also be payable upon any Redemption Date, or upon the final distribution date relating to the dissolution, liquidation or winding up of the Company.

4. Liquidation Preference.

a. In the event of (a) the sale, conveyance, exchange, exclusive license, lease or other disposition of all or substantially all of the intellectual property or assets of the Company, (b) any acquisition of the Company by means of a consolidation, stock exchange, stock sale, merger or other form of corporate reorganization of the Company with any other entity in which the Company's stockholders prior to the consolidation or merger own less than a majority of the voting securities of the surviving entity, or (c) the winding up or dissolution of the Company, whether voluntary or involuntary (each such event in clause (a), (b) or (c), a **"Liquidation Event"**), the Board shall determine in good faith the amount legally available for distribution to stockholders after taking into account the distribution of assets among, or payment thereof over to, creditors of the Company (the **"Net Assets Available for Distribution"**). The holders of the Series E then outstanding shall be entitled to be paid out of the Net Assets Available for Distribution

(or the consideration received in such transaction) the Liquidation Amount before any payment or distribution shall be made to the holders of any class of preferred stock ranking junior to the Series E or to the Common Stock, an amount for each share of Series E equal to the Per Share Liquidation Price (the **"Series E Liquidation Amount")**. A transaction shall not constitute a Liquidation Event if its sole purpose is (y) to change the state of the Company's incorporation or (z) to create a holding company that will have substantially similar series and classes of shares with the same terms as existed immediately prior to the transaction and be owned in the same proportions by the persons or entities who held this Company's securities immediately prior to such transaction, provided such transaction is approved by the Board. The holders of a majority of the shares of Series E, voting as a single class on an as-converted basis, may vote to determine that any transaction listed above as a Liquidation Event shall not constitute a Liquidation Event for purpose of this Section 4.

b. If the Net Assets Available for Distribution to holders of shares of the Series E upon such Liquidation Event shall be insufficient to pay the Series E Liquidation Amount to the holders of shares of the Series E, then such Net Assets Available for Distribution shall be distributed among the holders of shares of the Series E ratably in proportion to the respective amounts to which they otherwise would be entitled.

c. After distribution of any of proceeds to the holders of shares of Series E pursuant to the foregoing, all remaining funds or other property of the Company, if any, shall be distributed *pro rata* among the holders of the Common Stock and the holders of all preferred stock of the Company on an as-if-converted basis.

d. Whenever any distribution provided for in this Section 4 shall be payable in securities or property other than cash, then the value of such distribution shall be the fair market value of such distribution as determined in good faith by the Board of Directors, except that any publicly-traded securities to be distributed to stockholders will be valued as follows:

(i) Securities not subject to an investment letter or other similar restrictions on free marketability:

(A) If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty (30)-day period ending three (3) calendar days prior to the closing; and

(B) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever are applicable) over the thirty (30)-day period ending three (3) calendar days prior to the closing.

(ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in Sections 4(d)(i)(A) and (B) to reflect the approximate fair market value thereof, as determined in good faith by the Board.

5. Voting.

a. General. The shares shall vote on an as converted basis.

b. Series E Protective Provisions. In addition to any other vote or consent required herein or by law, the vote or written consent of holders of at least a majority of the then-outstanding shares of Series E, voting together as a single class on an as-converted basis, in the aggregate and given in writing or by vote at a meeting, shall be required for the Company to:

(i) amend, modify, add, repeal or waive any provision of this Certificate of Designations or otherwise take any action that modifies any powers, rights, preferences, privileges or restrictions of the Series E; or

(ii) authorize, create or issue shares of any class of stock having rights, preferences or privileges superior to the Series E.

6. Conversion.

a. Optional Conversion. Each share of Series E shall be convertible at the option of the holder thereof at any time into 1,000 shares of Common Stock (the **"Conversion Rate"**). The Conversion Rate from time to time in effect is subject to adjustment as hereinafter provided in Section 7 (the **"Adjustments"**).

7. Adjustments.

a. Conversion Rate. If at any time or from time to time after the Filing Date, the Company shall effect a

subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Conversion Rate in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate.

b. Reorganization, Reclassification, Consolidation, Merger or Sale. If at any time after the Filing Date, there is any reorganization, reclassification, consolidation, merger or sale of all or substantially all of the assets of the Company (other than a Liquidation Event), as part of such capital reorganization, provision shall be made so that (i) the holders of Series E shall thereafter have the right to receive, upon conversion of such Series E, the number of shares of stock or securities or property of the Company to which a holder of the number of shares of Common Stock deliverable upon conversion of such Series E would have been entitled in connection with such capital reorganization if such holder had converted its Series E immediately prior to such transaction, subject to adjustment in respect of such stock or securities by the terms thereof.

8. Mechanics of Conversion. In order to exercise the conversion privilege, a holder of Series E shall surrender the certificate to the Company at its principal office, accompanied by written notice to the Company that the holder elects to convert a specified portion or all of such shares. Series E shall be deemed to have been converted on the day of surrender of the certificate representing such shares for conversion in accordance with the foregoing provisions, and at such time the rights of such holder of such shares of Series E, as such holder, shall cease and such holder shall be treated for all purposes as the record holder of the Common Stock issuable upon conversion. As promptly as practicable on or after the conversion date, the Company shall issue and mail or deliver to such holder a certificate or certificates representing the number of shares of Common Stock issuable upon conversion, rounded down to the nearest full share, and a certificate or certificates for the balance of the Series E surrendered, if any, not so converted into Common Stock. Notwithstanding the foregoing, in case of (x) the delivery of a Redemption Notice to a holder or (y) any Liquidation Event, unless the Company has received notice of election for conversion and the stock certificate or certificates prior to such time, such right of conversion for any holder of Series E subject to such redemption or Liquidation Event shall cease and terminate at the close of business on the business day fixed for payment of the amount payable to such holders of the Series E pursuant to this Certificate of Designation unless the Company shall thereafter default in the payment of the Redemption Price or Series E Liquidation Amount, as the case may be, in which case the holder shall be entitled to conversion until such default is cured by the Company. No fractional shares of Common Stock will be issued by conversion of Series E or payment of dividends. In lieu of any fractional shares to which the holder would be otherwise entitled, the Company will pay cash equal to such fraction multiplied by the then fair market value of a share of Common Stock as determined in good faith by the Board of Directors. For such purpose, all shares of Series E held by each holder of Series E shall be aggregated, and any resulting fractional share of Common Stock shall be paid in cash.

9. Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of shares of Series E, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series E, and, if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series E, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

10. Notice Regarding Conversion Price Adjustments. Upon any adjustment of the Conversion Price for the Series E under Section 7, then and in each such case the Company shall give written notice thereof, by first-class mail, postage prepaid, addressed to the registered holders of the Series E at the addresses of such holders as shown on the books of the Company, which notice shall state the Conversion Price resulting from such adjustment and the increase or decrease, if any, in the number of shares receivable at such price upon the conversion of the Series E, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

11. Common Stock Defined. As used in this Certificate of Designations, the term **"Common Stock"** shall mean and include the Company's presently authorized Common Stock and shall also include any capital stock of any class of the Company hereafter authorized which shall have the right to vote on all matters submitted to the stockholders of the Company and shall not be limited to a fixed sum or percentage in respect of the rights of the holders thereof to

participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation, dissolution, or winding up of this Company; provided that the shares receivable pursuant to conversion of the Series E shall include shares designated as Common Stock of this Company as of the date of issuance of such Series E.

12. Reacquired Shares. Any shares of Series E converted, exchanged, redeemed, purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of preferred stock without designation as to series and may be reissued as part of a new series of preferred stock to be created by resolution or resolutions of the Board as permitted by the Company's Article of Incorporation or as otherwise permitted under Nevada law.

IN WITNESS WHEREOF, Company has caused this Certificate of Designation to be signed by the undersigned on this ___ day of December 2021.

Good Gaming, Inc.

/s/ David B. Dorwart

David Dorwart
Chief Executive Officer

UNANIMOUS WRITTEN CONSENT
OF THE
BOARD OF DIRECTORS OF
GOOD GAMING, INC.

The undersigned, constituting the Board of Directors (the "**Board**") of Good Gaming, Inc., a Nevada corporation (the "**Corporation**"), acting pursuant to Section 78.315 of the Nevada Revised Statutes, do hereby waive the calling and convening of a meeting, and consent to adopt the following resolutions by this written consent, all of which shall be deemed effective as of this 21 of December, 2021.

WHEREAS, the Board has already approved, via the Board Consent in the form attached hereto as Exhibit A, an amendment to its Articles of Incorporation to increase the Company's authorized shares to 205,000,000 shares from 202,250,000 shares;

WHEREAS, a majority of the Shareholders also have already approved, via the Shareholder Consent in the form attached hereto as Exhibit B, an amendment to its Articles of Incorporation to increase the Company's authorized shares to 205,000,000 shares from 202,250,000 shares;

WHEREAS, the Board deems it advisable and in the best interests of the Corporation to authorize these two million and seven hundred fifty thousand (2,750,000) newly authorized shares to be designated as Series E Convertible Preferred Stock (the "**Series E**"), which shall be blank check preferred stock par value $0.001 per share, pursuant to the Certificate of Designation in the form attached hereto as Exhibit C;

NOW, THEREFORE, BE IT

RESOLVED that, the Corporation be, and it hereby is, authorized to designate 2,750,000 shares of the Company's stock as blank check preferred stock par value $0.001 per share, designated as Series E; and it is further

RESOLVED, that the Board authorizes the Corporation to file the Certificate of Designation Articles of Incorporation with the Secretary of the State of Nevada; and be it further

RESOLVED, that the executive officers of the Corporation be, and each of them with full authority to act without the others hereby is, authorized and directed for and on behalf of the Corporation to take or cause to be taken any and all actions, to execute and deliver any and all agreements, certificates, instructions, requests, or other instruments, and to do any and all things which, in any such officer's judgment, may be necessary or desirable to effect each of the foregoing resolutions and to carry out the purposes thereof, the taking of any such actions, the execution and delivery of any such certificates, instructions, requests, or instruments, or the doing of any such things to be conclusive evidence of their necessity or desirability; and be it further

RESOLVED, that that all actions, executions, and delivery of documents, instruments and agreements taken by any officer of the Corporation prior to this date relating to the purpose and intent of the foregoing resolutions be, and they hereby are, in all respects approved, ratified, confirmed and adopted as the official acts and deeds of the Corporation; and be it further

RESOLVED, that this unanimous written consent may be executed in one or more counterparts may be delivered to the Corporation by facsimile or by an e-mail which contains a portable document format (.pdf) file of an executed signature page; and be it further

RESOLVED, that the action taken by this consent shall have the same force and effect as if taken at a meeting of the Board, duly called.

[SIGNATURE PAGE FOLLOWS IMMEDIATELY]

IN WITNESS WHEREOF, the undersigned, being all the directors of the Corporation, consent hereto in writing as of the first date stated above, and directs that this instrument be filed with the minutes of proceedings of the Board of Directors of the Corporation.

David B. Dorwart

Jordan Axt

Domenic Fontana

Exhibit A

Board Consent

Exhibit B

Shareholder Consent

Exhibit C

Certificate of Designation